UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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[_]      Soliciting Material Pursuant to §240.14a-12

JOY GLOBAL INC.

      (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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JOY GLOBAL INC.

Notice of 2005
Annual Meeting of
Shareholders and
Proxy Statement

CONTENTS

NOTICE OF ANNUAL MEETING

PROXY STATEMENT

JOY GLOBAL INC.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, WI 53202

NOTICE OF ANNUAL MEETING

The annual meeting of shareholders of Joy Global Inc. will be held in the Tenant Conference Center, 100 East Wisconsin Avenue, Suite 1660, Milwaukee, Wisconsin, on Tuesday, February 22, 2005 at 8:00 a.m. for the following purposes:

1.	To elect seven persons to the corporation's Board of Directors; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on January 5, 2005 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. A list of shareholders entitled to vote will be available at the corporation's headquarters at least 10 days prior to the meeting and may be inspected during business hours by any shareholder for any purpose germane to the meeting.

Whether or not you plan to attend the meeting, we urge you to mark, date and sign the enclosed proxy card and return it promptly so that your shares will be voted at the meeting in accordance with your instructions.

By order of the Board of Directors, OREN B. AZAR Secretary

January 26, 2005

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE
ENCLOSED ENVELOPE.

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Joy Global Inc., a Delaware corporation, for use at the 2005 annual meeting of shareholders to be held in the Tenant Conference Center, 100 East Wisconsin Avenue, Suite 1660, Milwaukee, Wisconsin, on Tuesday, February 22, 2005 at 8:00 a.m. and at any adjournment or postponement of the annual meeting. The proxy statement, proxy card and annual report are being mailed to shareholders on or about January 26, 2005.

Proxies

Properly signed and dated proxies received by the corporation's Secretary prior to or at the annual meeting will be voted as instructed on the proxies or, in the absence of such instruction, FOR the election to the Board of Directors of the persons nominated by the Board and in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting.

Any proxy may be revoked by the person executing it for any reason at any time before the polls close by filing with the corporation's Secretary a written revocation or duly executed form of proxy bearing a later date or by voting in person at the meeting. The Board of Directors has appointed an officer of American Stock Transfer & Trust Company, transfer agent for the corporation's common stock, $1.00 par value per share (the "Common Stock"), to act as an independent inspector at the annual meeting.

Record Date, Shares Outstanding and Voting

Shareholders of record of Common Stock at the close of business on January 5, 2005 (the "Record Date") are entitled to vote on all matters presented at the annual meeting. As of the Record Date, 52,083,427 shares of Common Stock were outstanding and entitled to vote at the annual meeting. Each such share is entitled to one vote. Shares issued as a result of the corporation's 3-for-2 stock split completed January 21, 2005, which was effected in the form of a stock dividend, were not outstanding on the Record Date and will not be entitled to vote at the annual meeting. All other share and per share amounts shown in this proxy statement have been adjusted to reflect the stock split.

A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. Under the corporation's bylaws, if a quorum is present, the election of directors is decided by plurality vote.

The independent inspector will count the votes. Abstentions are considered as shares represented and entitled to vote. Broker or nominee "non-votes" on a matter are not considered as shares represented and entitled to vote on that matter, but do count toward the quorum requirement.

If less than a majority of the outstanding shares of Common Stock are represented at the meeting, a majority of the shares represented at the meeting may adjourn the meeting from time to time without further notice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists the beneficial ownership of Common Stock as of January 20, 2005 by any person known to the corporation to own beneficially more than 5% of its Common Stock, each of the executive officers named in the Summary Compensation Table, and the corporation's executive officers and directors as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below. The number of shares owned has, in each case, been adjusted to reflect the corporation's 3-for-2 stock split completed on January 21, 2005.

Name and Address of Beneficial Owner	Shares Owned (1)		Percent of Class
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	8,524,770	(2)	10.9%

Mac-Per-Wolf Company 310 S. Michigan Ave., Suite 2600 Chicago, Illinois 60604	6,710,385	(3)	8.6%

Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071	6,138,974	(4)	7.9%

John Nils Hanson	829,230	(5) (6)	1.1%

Michael W. Sutherlin	90,500	(5)	less than 1%

Donald C. Roof	162,885	(5) (6)	less than 1%

Mark E. Readinger	74,726	(5) (6)	less than 1%

James A. Chokey	68,720	(5) (6)	less than 1%

All executive officers and directors as a group (12 persons)	1,422,010	(5) (7) (8)	1.8%

Notes:

(1)	The beneficial ownership information presented in this proxy statement is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. Accordingly, it includes shares of Common Stock that are issuable upon the exercise of stock options exercisable at or within 60 days after January 20, 2005. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on April 12, 2004 by FMR Corp. The Schedule 13G/A states that FMR Corp. has the sole power to vote or direct the voting of 2,251,170 of these shares and that voting power with respect to the remainder of the shares is held by the Boards of Trustees of the various funds of Fidelity Management & Research Company, a subsidiary of FMR Corp. that holds the shares.

(3)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 12, 2004 by Mac-Per-Wolf Company.

(4)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 7, 2004 by Oaktree Capital Management, LLC ("Oaktree") in its capacities (i) as the general partner of OCM Opportunities Fund II, L.P., a Delaware limited partnership (the "Partnership"), and (ii) as the investment manager of a third party managed account (the "Oaktree Account"). The Schedule 13G/A states that the Partnership is the direct beneficial owner of 6,115,565 shares of Common Stock and the Oaktree Account is the direct beneficial owner of 23,409 shares of Common Stock (in each case, as adjusted for the corporation's 3-for-2 stock split).

(5)	Includes the following number of shares the respective executive officer has a right to acquire upon exercise of currently exercisable options: Mr. Hanson, 497,500; Mr. Sutherlin, 72,500; Mr. Roof, 12,500; Mr. Readinger, 60,500; and Mr. Chokey, 7,000. Also includes the following number of shares the respective executive officer has a right to acquire upon settlement of deferred stock units credited to such executive officer in connection with performance shares earned as of January 20, 2005: Mr. Hanson, 208,800; Mr. Roof, 78,906; and Mr. Chokey, 23,892.

(6)	Includes 7,500 shares held by Mr. Roof's spouse. Also includes the following number of shares the respective officer beneficially owns with his spouse: Mr. Hanson, 122,930; Mr. Readinger, 14,226; and Mr. Chokey, 37,828.

(7)	Includes 135,000 shares non-employee directors have a right to acquire upon exercise of currently exercisable stock options. Does not include 70,506 restricted stock units held by non-employee directors and does not include 95,888 restricted stock units held by executive officers. See "Election of Directors" for information regarding beneficial ownership of Common Stock by each director.

(8)	Includes 49,449 shares owned by an executive officer not named in the Summary Compensation Table and 7,000 shares that executive officer has a right to acquire upon exercise of currently exercisable options.

ELECTION OF DIRECTORS

The following table shows certain information (including principal occupation, recent business experience and beneficial ownership of the corporation's Common Stock as of January 20, 2005) for each of the individuals nominated by the Board of Directors for election at the 2005 annual meeting. Beneficial ownership of these shares consists of sole voting and investment power except as noted below. With the exception of Mr. Hanson, none of these individuals beneficially owns more than 1% of the outstanding Common Stock. All of the nominees are presently directors whose terms expire in 2005 and who are nominated to serve terms ending at the annual meeting in 2006. If for any unforeseen reason any of these nominees should not be available for election, the proxies will be voted for such person or persons as may be nominated by the Board of Directors. The number of shares owned has, in each case, been adjusted to reflect the corporation's 3-for-2 stock split completed on January 21, 2005.

		Director Since	Shares Owned (1)
Steven L. Gerard	Chairman and Chief Executive Officer of Century Business Services, Inc., a leading provider of integrated business services and products headquartered in Cleveland, Ohio, since 2000. From 1997 to 2000 Mr. Gerard was Chairman and Chief Executive Officer of Great Point Capital, an operational and financial restructuring firm. Mr. Gerard is also a director of Lennar Corporation, Fairchild Corporation and TIMCO Aviation Services, Inc. He is 59.	2001	22,500 (2)
John Nils Hanson	Chairman, President and Chief Executive Officer of the corporation since August 2000. Vice Chairman, President and Chief Executive Officer from May 1999 to August 2000. Vice Chairman, President and Chief Operating Officer from 1998 to 1999. President and Chief Operating Officer from 1997 to 1998. Mr. Hanson is also a director of Arrow Electronics, Inc. He is 63.	1996	829,230 (3)
Ken C. Johnsen	Chief Restructuring Officer, Chief Executive Officer, President and a director of Geneva Steel Holdings Corp. Mr. Johnsen joined Geneva Steel in 1991. Geneva Steel filed a voluntary petition for reorganization under Chapter 11 in 2002. Mr. Johnsen has been retained, with the approval of Geneva Steel's secured lenders, to liquidate the assets of Geneva Steel. He is 46.	2001	22,500 (2)
James R. Klauser	Senior Vice President of Wisconsin Energy Corporation, a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses. Prior to joining Wisconsin Energy in 1998, he was a senior partner with the law firm of Dewitt Ross and Stevens in Madison, Wisconsin. From 1986 to 1996 Mr. Klauser was Secretary of the Wisconsin Department of Administration. He is 65.	2001	22,500 (2)
Richard B. Loynd	Chairman of the Executive Committee and former Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc., the largest home furniture manufacturer in the United States. He is 77.	2001	25,500 (2)
P. Eric Siegert	Managing Director of Houlihan Lokey Howard & Zukin, an international investment banking firm. Houlihan Lokey acted as financial advisor to the Harnischfeger Creditors Committee during the corporation's reorganization. As Managing Director assigned to Houlihan Lokey's engagement with the Creditors Committee, Mr. Siegert advised the Committee on financial matters. Mr. Siegert is also a director of Alabama River Group, Inc. He is 39.	2001	22,500 (2)(4)
James H. Tate	Independent consultant. Mr. Tate was Senior Vice President and Chief Financial Officer of Thermadyne Holdings Corporation from 1995 to 2004. Mr. Tate is also a director of TIMCO Aviation Services, Inc. He is 57.	2001	24,000 (2)

Notes:

(1)	The beneficial ownership information presented in this proxy statement is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. Accordingly, it includes shares of Common Stock that are issuable upon the exercise of stock options exercisable at or within 60 days after January 20, 2005. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)	Includes 22,500 shares the director has a right to acquire upon the exercise of currently exercisable options. Does not include 11,751 restricted stock units held by each non-employee director.

(3)	Includes 497,500 shares Mr. Hanson has a right to acquire upon exercise of currently exercisable stock options and 122,930 shares Mr. Hanson beneficially owns with his spouse. Also includes 208,800 shares Mr. Hanson has a right to acquire upon settlement of deferred stock units credited to him in connection with performance shares earned as of January 20, 2005.

(4)	Pursuant to an order of the Bankruptcy Court, on February 6, 2002 the corporation issued 342,592 shares of Common Stock to Houlihan Lokey Howard & Zukin in payment of fees and expenses incurred by Houlihan Lokey Howard & Zukin in its role as financial advisor to the Harnischfeger Creditors Committee during the period the corporation operated under Chapter 11 bankruptcy protection (June 8, 1999 to July 12, 2001). The corporation did not incur fees to Houlihan Lokey Howard & Zukin during fiscal year 2004 and does not expect to incur any such fees in fiscal 2005.

BOARD OF DIRECTORS; AUDIT COMMITTEE FINANCIAL EXPERT

Meetings

The Board of Directors held six meetings during fiscal 2004. Each of the directors attended over 90% of the total number of meetings of the Board and Board committees of which they were members. The Board of Directors has determined that all directors other than Mr. Hanson are independent under Nasdaq listing standards.

Communications

Shareholder communications intended for the Board of Directors or for particular directors (other than shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and communications made in connection with such proposals) may be sent in care of the corporation's Secretary at Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202. The Secretary will forward all such communications to the Board of Directors or to particular directors as directed.

All directors are expected to attend the annual meeting and all directors attended the 2004 annual meeting either in person or by means of conference telephone.

Compensation

Directors who are not officers or employees of the corporation receive an annual retainer fee of $30,000 and a fee of $1,500 for each Board and Board committee meeting attended. The chairs of the Audit Committee and Human Resources and Nominating Committee receive additional annual retainer fees of $15,000 and $12,500, respectively.

In addition, as of the date of the annual meeting, each non-employee director receives a grant of restricted stock units awarded under the 2003 Stock Incentive Plan. The number of restricted stock units granted annually to each non-employee director is equal to $60,000 divided by the then current market price of the corporation's Common Stock. Restricted stock units become non-forfeitable one year after their grant and are paid out one year after the director's duties on the Board terminate. Directors who are officers of the corporation earn no additional remuneration for their services as directors.

Committees

The Board's committees consist of the Audit Committee, the Human Resources and Nominating Committee, and the Executive Committee.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are James H. Tate (Chair), James R. Klauser and P. Eric Siegert. The Board of Directors has determined that Mr. Tate is an audit committee financial expert, and is independent, within the meaning of the Securities and Exchange Commission rules. The Board of Directors has also determined that all members of the Audit Committee are independent under Rule 4200(a)(15) of Nasdaq's listing standards. The charter for the Committee is available on the corporation's website, www.joyglobal.com.

The Audit Committee has the sole authority to appoint and replace the independent auditor and is directly responsible for the compensation and oversight of the independent auditor. The primary function of the Audit Committee is to oversee: (1) the integrity of the financial statements of the corporation; (2) the independent auditor's qualification and independence; (3) the performance of the corporation's internal audit function and the independent auditors; and (4) the compliance by the corporation with legal and regulatory requirements. The Audit Committee met five times during fiscal 2004.

Human Resources and Nominating Committee

Current members of the Human Resources and Nominating Committee are Richard B. Loynd (Chair), Steven L. Gerard and Ken C. Johnsen. The charter for the Committee is available on the corporation's website, www.joyglobal.com. The Board of Directors has determined that all members of the Human Resources and Nominating Committee are independent under Rule 4200(a)(15) of Nasdaq's listing standards.

The primary functions of the Human Resources and Nominating Committee are to: (1) periodically review and approve the compensation programs for the corporation's key executives, including salary rates, incentive compensation plans, fringe benefits, non-cash perquisites and all other forms of compensation; (2) administer the corporation's stock option and stock-based compensation plans; (3) periodically review the executive staffing of the corporation and make recommendations to the Board as appropriate; (4) assess the performance of the Board and the performance of individual directors; (5) review and approve director compensation programs; and (6) review and present to the Board for its consideration recommendations for nominations to fill expiring terms, vacancies or additions to the Board. The Human Resources and Nominating Committee met five times during fiscal 2004.

The current members of the board of directors were originally selected by the Creditors Committee in 2001 in connection with the corporation's emergence from bankruptcy, were deemed approved by shareholders with the approval of the corporation's plan of reorganization, and were reelected by shareholders at the 2002, 2003, and 2004 annual meetings.

The Human Resources and Nominating Committee will consider director candidates recommended by the corporation's shareholders. Recommendations should be directed to the Committee in care of the corporation's Secretary. Under the corporation's bylaws, shareholder nominations of directors must be received by the corporation at its principal executive offices, 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, directed to the attention of the Secretary, not less than 90 days before the 2006 meeting and any such nominations must contain the information specified in the corporation's bylaws.

In fiscal 2004 the Human Resources and Nominating Committee and the Board of Directors adopted a list of qualifications that a director of the corporation should have. These characteristics include: (1) the education, breadth of experience, and current insights necessary to comprehend the strategic plans and goals of the corporation and provide oversight of management's accomplishment of those plans and goals; (2) a history of conducting his or her professional and personal affairs with the utmost integrity and observing the highest standards of values, character and ethics; and (3) a willingness to invest the time necessary to prepare for Board and committee meetings, to attend Board and committee meetings, to be present at annual shareholder meetings, and to be available for consultation with other directors and executive management. The Committee also believes that it is necessary for all non-employee directors to be able to satisfy the criteria for independence established by the Securities and Exchange Commission and Nasdaq listing standards.

The Human Resources and Nominating Committee and the Board of Directors have also recently developed procedures for identifying and evaluating persons recommended to be nominated for election as directors, including nominees recommended by shareholders. Under these procedures, the Committee will, among other things: (1) review the qualifications and performance of incumbent directors to determine whether the Committee recommends that they be nominated for a further term; (2) investigate and review the backgrounds and qualifications of candidates recommended by shareholders, management or other directors to determine their eligibility to be nominated to become directors under the corporation's list of qualifications for directors and Corporate Governance Principles; (3) consider the appropriateness of adding additional directors to the Board; and (4) interview candidates for nomination.

Executive Committee

Current members of the Executive Committee are Richard B. Loynd (Chair), John Nils Hanson, James R. Klauser and P. Eric Siegert. The primary functions of the Executive Committee are to consider proposals to (1) modify the corporation's capital structure, (2) acquire or divest businesses, (3) make significant investments, or (4) enter into strategic alliances. In addition, the Executive Committee may act upon a matter when it determines that prompt action is in the best interest of the corporation and it is not possible or necessary to call a meeting of the full Board. The Executive Committee did not meet during fiscal 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation awarded to, earned by, or paid to the corporation's Chief Executive Officer and each of the four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered to the corporation and its subsidiaries during fiscal 2004, 2003 and 2002.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Restricted Stock Awards	Shares Underlying Options	LTIP Payouts	All Other Compen- sation
				(1)	(2)	(3)	(4)	(5)
John Nils Hanson	2004	$777,400	$1,196,100	$82,286	$455,838	120,000	$4,703,568	$70,750
Chairman, President	2003	$747,400	$681,087	$72,659	--	180,000	--	$82,296
and Chief Executive	2002	$715,750	--	$38,202	--	596,250	--	$136,717
Officer
Michael W. Sutherlin	2004	$398,154	$490,000	--	$142,283	37,500	--	$--
Executive Vice	2003	$307,500	$273,405	$30,957	--	180,000	--	$74,806
President; President
and Chief Operating
Officer of Joy Mining
Machinery (6)
Donald C. Roof	2004	$395,250	$480,000	$13,161	$142,283	37,500	$2,351,784	$3,250
Executive Vice	2003	$384,000	$308,869	$12,526	--	75,000	--	$131,709
President, Chief	2002	$382,500	--	$12,022	--	326,250	--	$86,883
Financial Officer and
Treasurer
Mark E. Readinger	2004	$355,000	$420,000	$19,917	$119,678	31,500	--	$5,738
Executive Vice	2003	$316,250	$249,063	$72,691	--	150,000	--	$66,128
President; President
and Chief Operating
Officer of P&H Mining
Equipment (6)
James A. Chokey	2004	$311,200	$365,000	$22,077	$79,785	21,000	$1,175,892	$3,250
Executive Vice	2003	$301,200	$223,248	$21,375	--	45,000	--	$9,401
President, Law and	2002	$299,917	--	$23,340	--	135,000	--	$4,882
Government Affairs
and General Counsel

Notes:

(1)	The amounts reported in this category represent amounts reimbursed during the fiscal year for the payment of taxes.

(2)	Represents the dollar value, calculated based on the closing price on the date of award, of restricted stock units awarded to the named executive officers in fiscal 2004. Each restricted stock unit entitles the holder to receive one share of Common Stock at the end of the applicable restricted period. The restricted period for one-third of the restricted stock units granted in fiscal 2004 will end on each of the third, fourth and fifth anniversaries of January 21, 2004. At the end of fiscal 2004, the named executive officers held restricted stock units as follows (as adjusted to reflect the corporation's 3-for-2 stock split completed on January 21, 2005): Mr. Hanson, 25,911 restricted stock units valued at $583,257; Mr. Sutherlin, 8,087 restricted stock units valued at $182,038; Mr. Roof, 8,087 restricted stock units valued at $182,038; Mr. Readinger, 6,803 restricted stock units valued at $153,136; and Mr. Chokey, 4,536 restricted stock units valued at $102,105. These restricted stock units are eligible to receive dividends (in the form of additional restricted stock units).

(3)	All amounts shown have been adjusted to reflect the corporation's 3-for-2 stock split completed on January 21, 2005.

(4)	Represents the dollar value, calculated based on the closing price on the last trading day of fiscal 2004, of performance shares earned for the multi-year award cycle completed at the end of fiscal 2004. The distribution of certain of such shares was deferred and credited to the relevant executive officer in the form of deferred stock units in order to preserve the deductibility of the associated executive compensation expense under Section 162(m) of the Internal Revenue Code. All other performance shares earned for such cycle were settled by the distribution of shares of Common Stock, on a one-for-one basis, on January 5, 2005 (after withholding for required taxes). The dollar value of the shares of Common Stock distributed on that date (including shares withheld to cover required taxes), calculated based on the same price used above, was $574,295 for Mr. Roof and $637,685 for Mr. Chokey. Mr. Hanson did not receive any distribution on January 5, 2005.

(5)	Includes the following amounts for fiscal 2004: for Mr. Hanson, $67,500 for supplemental life insurance and $3,250 of 401(k) company matching contribution; for Mr. Roof, $3,250 of 401(k) company matching contribution; for Mr. Readinger, $2,488 for relocation expenses and $3,250 of 401(k) company matching contribution; and for Mr. Chokey, $3,250 of 401(k) company matching contribution.

(6)	Mr. Sutherlin and Mr. Readinger became executive officers during fiscal 2003.

Human Resources and Nominating Committee Report on Executive Compensation

The Human Resources and Nominating Committee has presented the following report on executive compensation for inclusion in this proxy statement.

Compensation Philosophy

The members of the Human Resources and Nominating Committee believe that the corporation's senior executive officers, including the Chief Executive Officer, should be compensated on a basis competitive with other manufacturing companies of comparable size. The objective is to provide a total compensation program that establishes base salaries in a competitive range, bonus opportunities that reward above-average performance with above-average pay, and stock-based incentive programs designed to achieve long-term corporate financial goals and build executive stock ownership. The Committee has established long-term ownership objectives for the Chief Executive Officer and the other executive officers equal to five times annual salary in the case of the Chief Executive Officer and two and one half times annual salary for the other executive officers. These objectives serve to align management and shareholder interests. This philosophy is based on the need to attract and retain experienced and talented executive officers.

Components of Executive Compensation

The corporation's executive compensation program for fiscal 2004 consisted of base salary, annual bonuses and awards of stock options, performance shares and restricted stock units.

Annual Cash Compensation

Salary.     Base salaries for fiscal 2004 for Mr. Hanson and the other executive officers named in the Summary Compensation Table were established by the Human Resources and Nominating Committee early in the fiscal year using the compensation philosophy described above.

Bonus.     The corporation has an annual bonus compensation plan that applies to senior executive officers and that was approved by shareholders at the 2002 annual meeting. The annual bonus compensation plan applies to Mr. Hanson and the other named executive officers who may be "covered employees" as defined in Section 162(m) of the Internal Revenue Code. The Committee has discretion under the annual bonus compensation plan to reduce or eliminate awards.

The bonus plan for fiscal 2004 for all other employees of the corporation was based on return on average working capital (ROAWC). Performance goals for fiscal 2004 were exceeded and the corporation's employees earned above target bonuses in fiscal 2004.

Bonus targets for fiscal 2004 under the annual bonus compensation plan for senior executive officers were also met. The Committee exercised its discretion under the annual bonus compensation plan for senior executive officers and reduced bonus payments to Mr. Hanson and the other named executive officers for fiscal 2004 to the amounts those individuals would have earned had they participated in the ROAWC bonus plan for all other employees.

Long-term Incentive Compensation

Stock Options. The Committee believes that stock options are an important component of a sound compensation program for executive officers. Stock options were granted to 191 employees, including executive officers, in fiscal 2004. The Committee determined the number of stock options to grant to each executive officer after consultation with compensation advisors and based upon our philosophy of using stock-based incentive programs to build executive stock ownership and align management and shareholder interests.

Performance Shares. The Committee grants performance shares under the terms of the 2003 Stock Incentive Plan in order to provide executive officers and other senior management with long-term incentives to generate positive net cash flow. An initial grant of performance shares was made in fiscal 2001 and additional grants were made during fiscal 2003 and fiscal 2004. Performance shares were granted to 23 executive officers and other senior managers in fiscal 2004. The Committee believes that the performance share award program serves as a powerful retention tool and motivates senior management of the corporation to generate the cash needed to meet debt obligations, fund operations, and provide an appropriate return for shareholders.

Restricted Stock Units. The Committee granted restricted stock units to officers and employees for the first time in fiscal 2004. The Committee believes that restricted stock unit grants play an important role in retaining the corporation's senior management. Restricted stock units were granted to 13 executive officers and other senior managers in fiscal 2004. These restricted stock units vest in thirds on the third, fourth and fifth anniversaries of the grant date.

CEO Compensation For Fiscal 2004

Mr. Hanson's compensation for fiscal 2004 included base salary of $777,400 and a bonus of $1,196,100. In addition, during fiscal 2004 Mr. Hanson was granted 120,000 stock options, 25,710 performance shares and 25,710 restricted stock units. All amounts shown have been adjusted to reflect the corporation's 3-for-2 stock split completed on January 21, 2005.

The Committee considered a wide range of factors in determining Mr. Hanson's salary, targeted bonus and long-term incentive grants for fiscal 2004, including his individual performance, comparative compensation data for manufacturing companies of comparable size and various measures of the corporation's performance, including ROAWC, cash flow, operating margins, incremental profitability and market position. Mr. Hanson's effective compensation for fiscal 2004 was also directly affected by the corporation's performance due to the design of the corporation's bonus and performance share programs.

In November 2004 the Committee formally evaluated Mr. Hanson's performance against goals established for Mr. Hanson by the Committee at the beginning of the year. The Committee also established performance goals for Mr. Hanson for fiscal 2005.

Tax Considerations

The Committee intends to take the necessary steps to satisfy the conditions of Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with the Committee's other compensation objectives and overall compensation philosophy.

Respectfully,

Richard B. Loynd (Chair)
Steven L. Gerard
Ken C. Johnsen

Performance Graph

The following graph shows the cumulative total shareholder return on $100 invested in the corporation's Common Stock from August 1, 2001, the first trading day following the issuance of the corporation's new Common Stock after its emergence from bankruptcy, until October 29, 2004, the last trading day of fiscal 2004, as compared to the returns of the Standard & Poor's 500 Stock Index and the Dow Jones U.S. Total Market Heavy Machinery Index over the same period, in each case assuming reinvestment of cash dividends.

Option Grants

The following table shows information about stock option grants during the last fiscal year to the five executive officers named in the Summary Compensation Table. All amounts shown have been adjusted to reflect the corporation's 3-for-2 stock split completed on January 21, 2005.

Option Grants in Last Fiscal Year (1)

Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date (2)	Grant Date Present Value (3)
John Nils Hanson	120,000	15.82%	$17.67	January 21, 2014	$940,000
Michael W. Sutherlin	37,500	4.94%	$17.67	January 21, 2014	$293,750
Donald C. Roof	37,500	4.94%	$17.67	January 21, 2014	$293,750
Mark E. Readinger	31,500	4.15%	$17.67	January 21, 2014	$246,750
James A. Chokey	21,000	2.77%	$17.67	January 21, 2014	$164,500

Notes:

(1)	No stock appreciation rights (SARs) were granted in the last fiscal year.

(2)	One-third of the options become exercisable on each of the first, second and third anniversaries of January 21, 2004.

(3)	Grant date present values were determined using the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values are based on assumed volatility of 50.5%, risk-free rate of return of 4.15%, dividend yield of 1.14% and five year option expiration. No adjustments have been made for non-transferability or risk of forfeiture.

Option Exercises and Fiscal Year-End Values

The following table shows information with respect to options exercised in fiscal 2004 and options held at the end of such year by the five executive officers named in the Summary Compensation Table. The corporation has not granted stock appreciation rights (SARs) to any of its executive officers. The value of unexercised in-the-money options is determined by multiplying the number of unexercised options for each in-the-money grant by the difference between the option exercise price for that grant and the fiscal year-end closing price of $22.53 per share (as adjusted to reflect the corporation's 3-for-2 stock split completed January 21, 2005) and then aggregating these amounts for all in-the-money grants for each executive officer.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values (1)

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
John Nils Hanson	457,500	$4,522,181	397,500	240,000	$4,320,825	$2,456,400
Michael W. Sutherlin	60,000	$ 588,800	--	157,500	--	$1,935,450
Donald C. Roof	460,001	$3,802,966	--	87,499	--	$ 962,734
Mark E. Readinger	50,001	$ 534,344	--	131,499	--	$1,681,075
James A. Chokey	195,000	$1,766,700	--	51,000	--	$ 570,360

Notes:

(1)	All amounts shown have been adjusted to reflect the corporation's 3-for-2 stock split completed on January 21, 2005.

Long-Term Incentive Compensation

Performance share awards under the corporation's 2003 Stock Incentive Plan provide long-term incentive compensation opportunities to the corporation's executives. In fiscal 2004 the corporation granted performance shares to executives named in the Summary Compensation Table and to other executives of the corporation.

Executives awarded performance shares in fiscal 2004 earn shares of Common Stock if, at the end of the three-year award cycle, cumulative net cash flow exceeds a specified threshold amount. Each performance share represents the right to earn one share of Common Stock if the specified performance target is achieved. The number of shares of Common Stock earned at the end of the award cycle can range from 0% to 150% of the number of performance shares awarded. Performance shares earned will be settled in shares of Common Stock, cash or a combination of the two, at the discretion of the Human Resources and Nominating Committee.

The following table provides information regarding performance share awards to the named executive officers during fiscal 2004 under the Stock Incentive Plan.

Long-Term Incentive Plans – Awards In Last Fiscal Year (1)

			Estimated Future Payouts Under Non-Stock Price-Based Plans (Number of Shares)
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
John Nils Hanson	25,710	11/02/03 - 10/28/06	12,855	25,710	38,565
Michael W. Sutherlin	8,025	11/02/03 - 10/28/06	4,013	8,025	12,038
Donald C. Roof	8,025	11/02/03 - 10/28/06	4,013	8,025	12,038
Mark E. Readinger	6,750	11/02/03 - 10/28/06	3,375	6,750	10,125
James A. Chokey	4,500	11/02/03 - 10/28/06	2,250	4,500	6,750

Notes:

(1)	All amounts shown have been adjusted to reflect the corporation's 3-for-2 stock split completed on January 21, 2005.

Equity Compensation Plan Information

The following table summarizes information about the corporation's equity compensation plans as of the end of fiscal 2004. All outstanding awards relate to Common Stock. All amounts shown below have been adjusted for the corporation's 3-for-2 stock split completed January 21, 2005.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans	2,889,930	$ 16.91	4,676,876 (2)
approved by security holders (1)
Equity compensation plans	--	--	--
not approved by security
holders
Total	2,889,930	$ 16.91	4,676,876

Notes:

(1)	The corporation's 2001 Stock Incentive Plan was deemed approved by shareholders in connection with the approval of the corporation's plan of reorganization. The corporation's 2003 Stock Incentive Plan was approved by shareholders at the 2003 annual meeting. The maximum number of shares of Common Stock that may be delivered under the 2003 Stock Incentive Plan is determined on the basis of a formula equal to the sum of: (a) 3,750,000 (as adjusted to reflect the corporation's 3-for-2 stock split completed January 21, 2005); (b) the number of shares of Common Stock that, as of the time the 2003 Stock Incentive Plan became effective on February 25, 2003 (the "Effective Time"), were not subject to outstanding awards and remained available for issuance under the 2001 Stock Incentive Plan; (c) the number of shares of Common Stock that are repurchased by the corporation with stock option exercise proceeds after the Effective Time; (d) the number of shares of Common Stock underlying any stock incentive award that is exercised or settled for cash, forfeited, or terminates, expires or lapses without being exercised after the Effective Time; (e) the number of shares of Common Stock delivered to the corporation by an optionee in satisfaction of the exercise price of any stock option after the Effective Time; and (f) the number of shares of Common Stock not delivered to a participant because such shares are used to satisfy an applicable tax withholding obligation after the Effective Time.

(2)	Includes 513,596 shares of Common Stock, which is the maximum number of shares that may be issued under performance share awards granted in fiscal 2003 and fiscal 2004; 477,173 shares of Common Stock deliverable under performance share awards granted in fiscal 2001; and 155,920 shares of Common Stock that may be issued under restricted stock unit awards granted in fiscal 2003 and fiscal 2004.

Pension Plan Table

The following table lists the estimated annual benefits payable upon retirement at normal retirement age for the years of service indicated under the corporation's defined benefit pension plan for U.S. employees (and excess benefit arrangements described below) at the indicated remuneration levels.

	Years of Service
Remuneration	10	15	20	25	30	35
$ 400,000	$ 60,000	$ 90,000	$120,000	$150,000	$180,000	$ 210,000
600,000	90,000	135,000	180,000	225,000	270,000	315,000
800,000	120,000	180,000	240,000	300,000	360,000	420,000
1,000,000	150,000	225,000	300,000	375,000	450,000	525,000
1,200,000	180,000	270,000	360,000	450,000	540,000	630,000
1,400,000	210,000	315,000	420,000	525,000	630,000	735,000
1,600,000	240,000	360,000	480,000	600,000	720,000	840,000
1,800,000	270,000	405,000	540,000	675,000	810,000	945,000
2,000,000	300,000	450,000	600,000	750,000	900,000	1,050,000

Benefits are based both upon credited years of service with the corporation or its subsidiaries and the average salary and incentive compensation over the highest 60 consecutive calendar month period during the last 120 consecutive calendar months of service. The estimated benefits in the table do not reflect offsets under the plan of 1.25% per year of service (up to a maximum of 50%) of the estimated Social Security benefit. Remuneration covered by the plan includes the salary and bonus amounts reported in the Summary Compensation Table.

The years of service credited for each of the executive officers named in the Summary Compensation Table are: John Nils Hanson, 26 years; Michael W. Sutherlin, 2 years; Donald C. Roof, 4 years; Mark E. Readinger, 11 years; and James A. Chokey, 23 years. Under an arrangement approved by the Human Resources and Nominating Committee in 1999, Mr. Hanson is credited with three years of service for pension plan purposes for each year he is employed by the corporation after June 1999.

Estimated benefits under the retirement plan are subject to the provisions of the Internal Revenue Code which limit the annual benefits which may be paid from a tax qualified retirement plan. Amounts reflected in the table above in excess of such limitations will be paid from the general funds of the corporation under the terms of the corporation's Supplemental Retirement Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The corporation entered into change-in-control employment agreements dated as of May 20, 2003 with each of the executive officers named in the Summary Compensation Table and certain other employees. The agreements replaced change-in-control agreements that were put in place prior to the corporation's reorganization and that expired on July 12, 2003.

The current agreements provide that, in the event of a "Change of Control" (as defined in the agreements), any outstanding and unvested stock options will be cashed out at a then current market price. The agreements provide further that in the event the executive's employment is terminated during the three-year period following a Change of Control, either by the executive for "Good Reason" or by the corporation without "Cause" (as such terms are defined in the agreements), the corporation will provide the executive with outplacement services and will provide medical, insurance and other welfare benefits to the executive for two years (three years in the case of the CEO), pay the executive accrued benefits including a pro rata bonus, and pay the executive a lump sum equal to two times (three times in the case of the CEO) the sum of the executive's base salary and annual bonus.

The approximate dollar amounts that would have been payable to the named executive officers under the provisions of these agreements if a Change of Control had occurred and the respective executive's employment was terminated as of the date of this proxy statement, either by the individual for "Good Reason" or by the corporation without "Cause," are: Mr. Hanson, $8.5 million; Mr. Sutherlin, $3.4 million; Mr. Roof, $2.7 million; Mr. Readinger, $2.9 million; and Mr. Chokey, $1.9 million. In the event that any such payment would cause a named executive officer to incur an excise tax obligation, the corporation would not be obligated to make a tax gross-up payment to such executive officer, but payments to such executive officer may be reduced to minimize the excise tax incurred.

In the event of a "Change in Control" of the corporation as defined in the 2003 Stock Incentive Plan, Performance Awards granted to each of the named executive officers contain provisions that provide for a lump sum cash payment equal to the greater of the value of the performance shares earned as of the date of the Change in Control or the value of the pro rata target number of performance shares through the date of the Change in Control. The approximate dollar amounts that would have been payable to the named executive officers under the provisions of the Performance Awards had a Change in Control occurred as of the date of this proxy statement are: Mr. Hanson, $3.0 million; Mr. Sutherlin, $2.1 million; Mr. Roof, $1.2 million; Mr. Readinger, $1.8 million; and Mr. Chokey, $0.7 million.

Under the terms of the corporation's restricted stock unit awards, in the event of a "Change of Control," all restricted stock units granted by the corporation, whether or not vested, would be settled by payment of an amount in cash equal to the then current market price of a share of Common Stock. The approximate dollar amounts that would have been payable to the named executive officers under the provisions of the restricted stock unit awards had a Change of Control occurred as of the date of this proxy statement are: Mr. Hanson, $1.2 million; Mr. Sutherlin, $0.4 million; Mr. Roof, $0.4 million; Mr. Readinger, $0.3 million; and Mr. Chokey, $0.2 million.

Certain Business Relationships

Pursuant to the corporation's bylaws, officers and directors of the corporation are indemnified by the corporation in the event claims are made against them arising out of their service as an officer or director. Other than these indemnification arrangements, there were no other relationships or related transactions during fiscal 2004 involving any director or executive officer (or any members of their immediate families) to which the corporation or any of its subsidiaries was a party which are required to be disclosed under the rules governing the preparation of proxy statements.

AUDIT COMMITTEE REPORT

The Audit Committee has presented the following report for inclusion in this proxy statement.

The Audit Committee met with management and the independent auditor five times during fiscal 2004.

Management represented to the Committee that the corporation's financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the financial statements with management and the independent auditor. The Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The corporation's independent auditor provided to the Committee the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent auditor that firm's independence.

Based upon the Committee's discussions with management and the independent auditor and the Committee's review of the representations of management and the report of the independent auditor to the Committee, the Committee recommended that the Board of Directors include the audited financial statements in the corporation's Annual Report on Form 10-K for the fiscal year ended October 30, 2004 filed with the Securities and Exchange Commission.

Respectfully,

James H. Tate (Chair)
James R. Klauser
P. Eric Siegert

AUDITORS, AUDIT FEES AND AUDITOR INDEPENDENCE

Ernst & Young LLP served as the corporation's independent auditor for fiscal 2004. A representative of Ernst & Young is expected to be present at the 2005 annual meeting and will be given the opportunity to make a statement and answer questions that may be asked by shareholders. The Audit Committee expects to make its selection of independent auditor for fiscal 2005 during the first half of the year.

Audit Fees

Ernst & Young LLP billed the corporation an aggregate of $1,311,604 in fees for professional services rendered for the audit of the corporation's annual financial statements for fiscal 2004 and the reviews of the financial statements included in the corporation's quarterly reports on Form 10-Q for fiscal 2004. These fees are for services that are normally provided by Ernst &Young in connection with statutory and regulatory filings or engagements including the annual consolidated audit, foreign statutory audits, consents and accounting consultation for matters that were addressed during the audit work. Fees billed in this category for fiscal 2003 aggregated $1,189,133.

Audit-Related Fees

Ernst & Young LLP billed the corporation an aggregate of $33,236 in fees for audit-related services in fiscal 2004. These fees are for assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit including internal control consultation, employee benefit plan audits, accounting consultations not specifically linked to audit work and fees for access to electronic accounting research. Fees billed in this category for fiscal 2003 aggregated $68,170.

Tax Fees

Ernst & Young LLP billed the corporation an aggregate of $362,183 in tax fees in fiscal 2004. These fees are for tax consultation and tax planning provided by Ernst & Young that are related to various federal, state and international issues and entity restructuring. Fees billed in this category for fiscal 2003 aggregated $795,018.

All Other Fees

Ernst & Young LLP did not bill the corporation for fees in the "All Other Fees" category in either fiscal 2004 or fiscal 2003.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee has established a policy to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. Based on information presented to the Audit Committee by Ernst & Young and the corporation's management, the Audit Committee has pre-approved defined audit, audit-related, tax and other services for fiscal 2005 up to specified cost levels. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The policy requires the independent auditor to provide detailed back-up documentation regarding the specific services to be provided. The policy also prohibits the independent auditor from providing services that are prohibited under the Sarbanes-Oxley Act of 2002.

None of the fees reported under the headings Audit-Related Fees, Tax Fees, and All Other Fees were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X that permits the Audit Committee to waive its pre-approval requirement under certain circumstances.

OTHER INFORMATION

Additional Matters

The Board of Directors is not aware of any other matters that will be presented for action at the 2005 annual meeting. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Submission of Shareholder Proposals

Shareholder proposals for the 2006 annual meeting must be received no later than September 28, 2005 at the corporation's principal executive offices, 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin, 53202, directed to the attention of the Secretary, in order to be considered for inclusion in next year's annual meeting proxy materials under Securities and Exchange Commission rules. Under the corporation's bylaws, written notice of shareholder proposals for the 2006 annual meeting which are not intended to be considered for inclusion in next year's annual meeting proxy materials (shareholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by the corporation at such offices, directed to the attention of the Secretary, not less than 75 nor more than 105 days before the first anniversary of this year's meeting and must contain the information specified in the corporation's bylaws.

Cost of Proxy Solicitation

The corporation will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using mail services, officers and other employees of the corporation, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. The corporation may retain a professional proxy solicitation firm, and pay such firm its customary fee, to solicit proxies from direct holders and from banks, brokers and other nominees having shares registered in their names which are beneficially owned by others.

Annual Report on Form 10-K

A copy (without exhibits) of the corporation's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 30, 2004 is being provided with this proxy statement. The corporation will provide an additional copy of such Annual Report to any shareholder, without charge, upon written request of such shareholder. Such requests should be addressed to the attention of "Shareholder Relations" at Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the corporation during the last fiscal year and Forms 5 and amendments thereto furnished to the corporation with respect to the last fiscal year or written representations that no reports were required, the corporation is not aware that any director, officer or beneficial owner of more than 10% of the corporation's Common Stock failed to report on a timely basis transactions required to be reported during the last fiscal year by Section 16(a) of the Securities Exchange Act of 1934.

By order of the Board of Directors

OREN B. AZAR

Secretary

January 26, 2005

ANNUAL MEETING OF SHAREHOLDERS OF

JOY GLOBAL INC.

February 22, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

I. Election of Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES
- ○ Steven L. Gerard
- ○ John Nils Hanson
- ○ Ken C. Johnsen
- ○ James R. Klauser
- ○ Richard B. Loynd
- ○ P. Eric Siegert
- ○ James H. Tate

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

JOY GLOBAL INC.

Annual Meeting of Shareholders

February 22, 2005

The undersigned hereby appoints JOHN NILS HANSON and JAMES A. CHOKEY or either of them individually, with full power of substitution, to act as proxy and to represent the undersigned at the 2005 annual meeting of shareholders and to vote all shares of common stock of Joy Global Inc. that the undersigned is entitled to vote and would possess if personally present at said meeting to be held in the Tenant Conference Center, 100 East Wisconsin Avenue, Suite 1660, Milwaukee, Wisconsin, on Tuesday, February 22, 2005, at 8:00 a.m. and at all adjournments thereof upon the following matters:

(Continued and to be signed on reverse side.)

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